Exhibit 3.6

CERTIFICATE OF ELIMINATION

of

NEKTAR THERAPEUTICS

PURSUANT TO SECTION 151(g)

OF THE DELAWARE GENERAL CORPORATION LAW

Nektar Therapeutics, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth the proposed elimination of the Series B Convertible Preferred Stock of the Corporation (for which a Certificate of Designation was originally filed with the Secretary of State of the State of Delaware on January 7, 2002) as set forth herein:

RESOLVED, that no shares of the Series B Convertible Preferred Stock of the Corporation are outstanding and none will be issued subject to the Certificate of Designation previously filed with the Secretary of State of the State of Delaware on January 7, 2002;

RESOLVED, that a Certificate of Elimination be prepared, which shall have the effect, when filed with the Secretary of State of the State of Delaware, of eliminating from the Certificate of Incorporation of the Corporation, as amended, all matters set forth in the Certificate of Designation previously filed with respect to the Series B Convertible Preferred Stock of the Corporation, and that the appropriate officers of the Corporation be, and they hereby are, authorized to execute and file on behalf of the Corporation such Certificate of Elimination with the Secretary of State of the State of Delaware.

SECOND: That none of the authorized shares of the Series B Convertible Preferred Stock of the Corporation are outstanding and none will be issued.

THIRD: That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Certificate of Incorporation of the Corporation, as amended, is hereby amended to eliminate all matters set forth in the Certificate of Designation previously filed with respect to the Series B Convertible Preferred Stock of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Gil M. Labrucherie, its General Counsel and Secretary, on this 30th day of March, 2012.

NEKTAR THERAPEUTICS,

by	/s/ Gil M. Labrucherie
Gil M. Labrucherie General Counsel and Secretary

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